As filed with the Securities and Exchange Commission on September 27, 2002

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TROVER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1141758 (I.R.S. Employer Identification No.)

1600 Watterson Tower
Louisville, Kentucky 40218
(Address, including zip code, of registrant’s principal executive offices)

TROVER SOLUTIONS INC. OUTSIDE
DIRECTORS EQUITY COMPENSATION PLAN

THOMAS QUINN/RESTRICTED STOCK AWARD AGREEMENT
(Full title of plan)

Patrick B. McGinnis
Chairman and Chief Executive Officer
1600 Watterson Tower
Louisville, Kentucky 40218
(502) 454-1340
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

William R. Spalding King & Spalding 191 Peachtree Street Atlanta, Georgia 30303-1763 (404) 572-4600	Douglas R. Sharps Executive Vice President — Finance and Administration, Chief Financial Officer and Secretary Trover Solutions, Inc. 1600 Watterson Tower Louisville, Kentucky 40218 (502) 454-1340

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	be Registered	Share(1)	Price(1)	Registration Fee

Outside Directors Equity Compensation Plan
Common Stock, par value $.001 per share	250,000	$3.85	$962,500	—
Thomas Quinn/Restricted Stock Award Agreement Common Stock, par value $.001 per share	10,000	$3.85	$38,500	—
Total	260,000		$1,001,000	$92.10

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the high and low prices of the Registrant’s Common Stock on September 25, 2002.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
RESTRICTED STOCK AWARD AGREEMENT
OPINION OF KING & SPALDING
CONSENT OF PRICEWATERHOUSECOOPERS, LLP.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

     In accordance with the explanatory note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Trover Solutions, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(c)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002:

(d)	Registrant’s Current Report on Form 8-K filed on January 7, 2002;

(e)	Registrant’s Current Report on Form 8-K filed on January 17, 2002; and

(f)	The description of the Registrant’s common stock, par value $.001 per share (the “Common Stock”), contained in the Registration Statement on Form 8-A, filed on May 20, 1997.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

     The following summary is qualified in its entirety by reference to the complete text of the statute, the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Registrant’s Amended and Restated Bylaws (the “Bylaws”).

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     The Registrant’s Certificate of Incorporation provides that no director shall be personally liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant’s Certificate of Incorporation further provides that the Registrant will indemnify, to the fullest extent authorized or permitted and in the manner provided by law, any person made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, or otherwise) by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in any capacity.

     The Registrant’s Bylaws provide that no person shall be liable to the Registrant for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person as a director, officer, employee or agent of the Registrant in good faith, if such person (a) exercised or used the same degree of care and skill as a prudent person would have exercised or used under the circumstances in the conduct of such person’s own affairs, or (b) took or omitted to take such action in reliance upon advice of counsel for the Registrant or upon statements made or information furnished by officers or employees of the Registrant which such person had reasonable grounds to believe.

     The Registrant’s Bylaws further provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant (or such other corporation or organization), and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant may choose to indemnify an employee or agent of the Registrant under the Bylaws in the same manner set forth above. In the case of an action brought by or in the right of the corporation, the Registrant’s Bylaws provide that the Registrant shall indemnify a director or officer (or any person who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify an employee or agent of the Registrant, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in performance of his or her duty to the Registrant (or such other corporation or organization) unless and only to the extent that a court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     The directors and officers of the Registrant are insured under policies of insurance maintained by the

Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers.

Item 7. Exemption From Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)

4.2	Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Amendment No. 1 to Registration Statement on Form S-1, File No. 333-23287)

4.4	Rights Agreement, dated February 12, 1999, between the Registrant and National City Bank of Kentucky, as Rights Agent, which includes Exhibit A the Form of Certificate of Designations of the Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 of Registrant’s Form 8-A, filed February 16, 1999, File No. 0-22585)

4.5	Trover Solutions, Inc. Outside Directors Equity Compensation Plan (incorporated by reference to Appendix B to the Proxy Statement for the Annual Meeting of Stockholders, dated April 3, 2002)

4.6	Trover Solutions, Inc. Restricted Stock Award Agreement.

5.1	Opinion of King & Spalding regarding legality of shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of King & Spalding (contained in the opinion filed as Exhibit 5.1)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on this 27th day of September, 2002.

TROVER SOLUTIONS, INC.

By: /s/ Patrick B. McGinnis Patrick B. McGinnis Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick B. McGinnis Patrick B. McGinnis	Chairman, Chief Executive Officer, and Director	September 27, 2002

/s/ Douglas R. Sharps Douglas R. Sharps	Executive Vice President — Finance and Administration, Chief Financial Officer and Secretary	September 27, 2002

/s/ William C. Ballard, Jr. William C. Ballard, Jr.	Director	September 27, 2002

/s/ Jill L. Force Jill L. Force	Director	September 27, 2002

/s/ John H. Newman John H. Newman	Director	September 27, 2002

/s/ Lauren N. Patch Lauren N. Patch	Director	September 27, 2002

/s/ Chris B. Van Arsdel Chris B. Van Arsdel	Director	September 27, 2002

EXHIBIT INDEX

Exhibit	Description	Page

4.1	Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002)	—

4.2	Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.2 of Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)	—

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registrant’s Amendment No. 1 to Registration Statement on Form S-1, File No. 333-23287)	—

4.4	Rights Agreement, dated February 12, 1999, between the Registrant and National City Bank of Kentucky, as Rights Agent, which includes Exhibit A the Form of Certificate of Designations of the Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 of Registrant’s Form 8-A, filed February 16, 1999, File No. 0-22585)	—

4.5	Trover Solutions, Inc. Outside Directors Equity Compensation Plan (incorporated by reference to Appendix B to the Proxy Statement for the Annual Meeting of Stockholders, dated April 3, 2002)	—

4.6	Trover Solutions, Inc. Restricted Stock Award Agreement	—

5.1	Opinion of King & Spalding regarding legality of shares being registered	—

23.1	Consent of PricewaterhouseCoopers LLP	—

23.2	Consent of King & Spalding (contained in the opinion filed as Exhibit 5.1)	—